UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2004

UNITED PANAM FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	000-24051	94-3211687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3990 Westerly Place, Suite 200 Newport Beach, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 224-1917

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2004, United PanAm Financial Corp.’s (the “Registrant” or the “Company”) wholly owned subsidiary, Pan American Bank, FSB (the “Bank”), sold its portfolio of insurance premium finance loans to ClassicPlan Premium Financing, Inc., a California corporation (the “Buyer”) pursuant to a Loan Sale Agreement dated November 17, 2004 (the “Loan Sale Agreement”) by and among the Bank, the Buyer and BPN Corporation, a California corporation (“BPN”). The Bank sold the portfolio of loans at a little over par.

In September 2004, the Company announced that it had decided to discontinue its insurance premium finance operations to concentrate its efforts on other businesses. The Company made this determination as part of the implementation of its strategic plan for the Bank to ultimately exit its federal thrift charter.

The Company had entered into the insurance premium finance business through a Management Agreement, as amended, originally dated May 1995 with BPN. Under the Management Agreement, the Bank would finance automobile and small business insurance premiums and BPN would market this financing primarily to independent insurance agents in California and serviced such insurance premium loans for the Bank. Payments owed the Bank under the Management Agreement were irrevocably guaranteed pursuant to a Guaranty dated May 17, 1995 by Peter Walski and Barbara Walski to the Bank and a Guaranty dated May 17, 1995 by Cornelius J. O’Shea to the Bank (the “Guaranty Agreements”).

As part of the Loan Sale Agreement, the Bank and BPN agreed that the Management Agreement, as amended, shall be novated and that Buyer shall be substituted for Seller in the Management Agreement, except that any indemnification rights and obligations of each of the Bank and BPN under the Management Agreement shall be preserved with respect to any act, error or omission occurring or arising prior to November 17, 2004. The novation of the Management Agreement, in effect, caused the novation of the Guaranty Agreements as well.

In addition, the Company, the Bank, BPN and the Buyer entered into a Mutual General Release effective as of November 17, 2004. Under the release, the Buyer and BPN released the Company, the Bank, and their successors and assigns, from all current, past or future claims, orders, contracts or agreements, including the Management Agreement. The Company and the Bank entered into this same release for the benefit of the Buyer and BPN. In addition, the Company and the Bank released the Buyer and BPN from a Stock Option Agreement entered into in 1995, pursuant to which BPN and certain of its principals had granted an option to the Company to purchase BPN shares. However, neither party released the other from obligations arising under the Loan Sale Agreement or any indemnification obligation under the Management Agreement for any alleged misconduct, unauthorized or grossly negligent act, error or omission occurring before November 17, 2004.

Item 1.02 Termination of a Material Definitive Agreement.

Please see the discussion under Item 1.02 above, which is incorporated herein by reference. As a result of the sale of the insurance premium loan portfolio and the determination to discontinue the insurance premium finance business, the following agreements have been terminated effective November 17, 2004:

(1)	Insurance Premium Financing Management Agreement dated May 17, 1995, between Pan American Bank, FSB and BPN Corporation.

(2)	First Amendment to Insurance Premium Financing Management Agreement and Guaranties dated October 1995, between Pan American Bank, FSB and BPN Corporation.

(3)	Second Amendment to Insurance Premium Financing Management Agreement and Guaranties dated February 28, 1996, among Pan American Bank, FSB, BPN Corporation, Cornelius J. O’Shea, Peter Walski and Barbara Walski.

(4)	Guaranty dated May 17, 1995 by Peter Walski and Barbara Walski to Pan American Bank, FSB.

(5)	Guaranty dated May 17, 1995 by Cornelius J. O’Shea to Pan American Bank, FSB.

(6)	Stock Option Agreement dated May 17, 1995, among BPN Corporation, Pan American Group, Inc., Peter A. Walski, Barbara R. Walski, Cornelius J. O’Shea and The Walski Family Trust.

(7)	First Amendment to Stock Option Agreement dated October 1, 1997, among BPN Corporation, Pan American Group, Inc., Peter A. Walski, Barbara R. Walski, Cornelius J. O’Shea and The Walski Family Trust.

The Company has not incurred any termination penalties with respect to the foregoing agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United PanAm Financial Corp.
(Registrant)

Date: November 23, 2004

	By:	/s/ Ray Thousand
Ray Thousand President and Chief Executive Officer